Child, Sullivan & Company

A PROFESSIONAL CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS

1284 West Flint Meadow Drive, Suite D, Kaysville, UT 84037 Phone: 801-927-1337 Fax: 801-927-1344

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Celtic Cross, Ltd.

Las Vegas, NV

We hereby consent to the inclusion in the Form SB-2/A Registration Statement of our Report of Independent Registered Public Accounting Firm dated June 15, 2005, on our audit of the financial statements of Celtic Cross, Ltd. as of April 30, 2005 and December 31, 2004, and for the period of February 25, 2004 (inception) to December 31, 2004, and for the period of February 25, 2004 (inception) to April 30, 2005.

Sincerely,

Child, Sullivan & Company

Child, Sullivan & Company

Kaysville, UT

June 27, 2005